  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1995

                                                 REGISTRATION NO. 33-58459
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                               GEICO CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------
              DELAWARE                              52-1135801
    (STATE OR OTHER JURISDICTION       (I.R.S. EMPLOYER IDENTIFICATION NO.)
  OF INCORPORATION OR ORGANIZATION)

                                ONE GEICO PLAZA
                          WASHINGTON, D.C. 20076-0001
                                (301) 986-3000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                               CHARLES R. DAVIES
                      VICE PRESIDENT AND GENERAL COUNSEL
                               GEICO CORPORATION
                                ONE GEICO PLAZA
                          WASHINGTON, D.C. 20076-0001
                                (301) 986-2652
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                               ---------------

                                  COPIES TO:
                               SAMUEL C. BUTLER
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                           NEW YORK, NEW YORK 10019

                               ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

                               ---------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                EXPLANATORY NOTE

  This Registration Statement contains a Prospectus relating to the offering
(the "Offering") of $100,000,000 aggregate principal amount of   % Notes Due
2005 (the "Notes") of GEICO Corporation, together with separate Prospectus pages relating to certain market-making transactions in the Notes. The complete Prospectus for the Offering follows immediately after this Explanatory Note. Following such Prospectus are certain pages of the Prospectus for the market-making transactions, which include an alternate cover page, an alternate inside front cover page, a "Plan of Distribution" section which replaces the "Underwriting" and "Legal Matters" sections and an alternate back cover page. The market-making Prospectus will not contain a "Capitalization" or "Use of Proceeds" section. All other pages of the Prospectus for the Offering are to be used in the Prospectus for the market-making transactions (with certain pagination differences).

  In order to register under Rule 415 those Notes which will be offered and sold in market-making transactions, the appropriate box on the cover page of the Registration Statement has been checked and the undertakings required by
Item 512(a) of Regulation S-K have been included in Item 17 of Part II.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED APRIL 12, 1995

$100,000,000

GEICO CORPORATION

    % NOTES DUE 2005

The     % Notes Due 2005 (the "Notes") will mature on       , 2005. Interest on
the Notes is payable semiannually on        and       , commencing      , 1995.
The Notes will not be entitled to any sinking fund. GEICO Corporation (the "Company") currently has no intention to list the Notes on any securities exchange, and there can be no assurance given as to the liquidity of the trading market for the Notes.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                                                    PROCEEDS TO
                                          PRICE TO     UNDERWRITING COMPANY (1)
                                          PUBLIC (1)   DISCOUNT     (2)
Per Note.................................       %           %          %
Total.................................... $             $           $

- --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from       , 1995.
(2) Before deducting expenses payable by the Company estimated to be $235,000.

The Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about       , 1995.

SALOMON BROTHERS INC

- ----------------------------------------------------------------

The date of this Prospectus is       , 1995.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA HAS NEITHER APPROVED NOR DISAPPROVED OF THE OFFERING IN QUESTION, NOR HAS THE COMMISSIONER ACTED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Sections 13 and 15(d) thereof and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange Incorporated ("PSE"), 115 Sansome Street, 2nd Floor, San Francisco, California 94104. The Company's Common Stock is listed on both the NYSE and the PSE.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Notes. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company heretofore filed by it with the Commission are hereby incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "1994 Form 10-K"); and

    (b) The Company's Form SE dated March 30, 1995.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering of the Notes are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to Rosalind
A. Phillips, Secretary, GEICO Corporation, One GEICO Plaza, Washington, D.C. 20076-0001 (Telephone: (301) 986-2077).

                               GEICO CORPORATION

  GEICO Corporation (the "Company"), which was organized as a Delaware corporation in 1978, is the parent corporation of various subsidiaries which are in the business of providing insurance and financial services. In 1979, the Company became the parent of Government Employees Insurance Company ("GEICO"), its principal subsidiary. The Company's principal business is personal lines property and casualty insurance. Private passenger automobile insurance accounted for approximately 93% of the Company's total premiums earned in the fiscal year ended December 31, 1994. Based on earned premiums in 1993, GEICO and the other direct and indirect subsidiaries of the Company (as a group) are the sixth largest overall provider of private passenger automobile insurance in the United States. The Company's principal executive offices are located at One GEICO Plaza, Washington, D.C. 20076-0001 (Telephone: (301) 986-3000). Unless indicated otherwise, the term the "Company" as used herein refers to GEICO Corporation and its consolidated subsidiaries.

PROPERTY AND CASUALTY INSURANCE

  GEICO was founded in 1936 to provide private passenger automobile insurance to government employees and military personnel. In 1958 GEICO began to insure all eligible preferred-risk drivers. In 1987, GEICO returned to marketing new automobile policies to preferred-risk government employees and military personnel only, while a subsidiary, GEICO General Insurance Company ("GEICO General"), began writing private passenger automobile insurance for new preferred-risk applicants not associated with the government or military. GEICO and GEICO General, which serve the preferred-risk market, accounted for approximately 92% of the Company's total premiums earned in the fiscal year ended December 31, 1994. GEICO also writes homeowners, personal umbrella liability, boat owners and fire insurance. GEICO Indemnity Company ("GEICO Indemnity"), also a subsidiary of the Company, writes standard-risk private passenger automobile and motorcycle insurance. GEICO Casualty Company ("GEICO Casualty"), a subsidiary of GEICO Indemnity, writes nonstandard-risk private passenger automobile insurance.

  As of April 3, 1995, GEICO, GEICO General, GEICO Indemnity and GEICO Casualty have an A.M. Best rating of A++ (Superior) and a Standard & Poor's claims-paying ability rating of AAA (Superior).

REINSURANCE

  Resolute Reinsurance Company, a subsidiary of Resolute Group, Inc. ("Resolute"), which is in turn a subsidiary of the Company, wrote property and casualty reinsurance in the domestic and international markets until late 1987 when it suspended writing new and renewal reinsurance. Resolute is in the process of running off its claim obligations. Resolute Reinsurance Company is not currently rated.

LIFE INSURANCE AND ANNUITIES

  Criterion Life Insurance Company was formed by GEICO in 1991 to offer structured settlement single premium annuities to claimants of its property/casualty company affiliates. On December 31, 1991 it assumed all the structured settlement annuity business in force from Garden State Life Insurance Company which was also wholly-owned by GEICO until it was sold in June 1992. Criterion Life also has an A.M. Best rating at A++ (Superior).

OTHER INSURANCE-RELATED SUBSIDIARIES

  Other active subsidiaries of the Company and GEICO involved in the sale of insurance and insurance-related products include: The Top Five Club, Inc., which offers travel-related benefits to military personnel in the top five enlisted pay grades; International Insurance Underwriters, Inc., which provides various insurance services to military personnel as they are transferred overseas or back to the United States; GEICO Financial Services, GmbH, which sells automobile policies to American military personnel through offices in Germany and through agents in England, Germany, Italy, Portugal and Turkey; Insurance Counselors, Inc. and Insurance Counselors of Texas, Inc., formed primarily to facilitate the marketing of insurance products; and Safe Driver Motor Club, Inc., which offers motor club services to customers of subsidiaries of the Company and sponsors of motor clubs.

FINANCE

  The Company offers additional financial services through its subsidiary, Government Employees Financial Corporation ("GEFCO"), which, directly or through one or more of its own subsidiaries, is in the business of consumer and business lending and loan servicing. The Company is in the process of winding down GEFCO and has signed an agreement to sell approximately $40 million of GEFCO's remaining loans receivable and other assets.

BUSINESS SEGMENTS

  The Company's dominant business segment, pursuant to Statement of Financial Accounting Standards No. 14, is property and casualty insurance, reflecting a reduction in the Company's reinsurance, life insurance and annuities, and finance business in recent years.

REGULATION

  Each of the Company's insurance company subsidiaries is subject to regulation and supervision of its insurance businesses in each of the jurisdictions in which it does business. In general, such regulation is for the protection of policyholders rather than shareholders. Legislation has been introduced in recent sessions of Congress proposing modification or repeal of the McCarran-Ferguson Act which reaffirms the proposition that it is the responsibility of state governments to regulate the insurance industry and provides a limited exemption to the "business of insurance" from federal anti-trust laws. Whether any changes to the current statute will be made and the effect of such changes, if any, cannot be determined. The Congress and certain state legislatures are also considering the effects of the use of sex, age, marital status, rating territories and other traditional rating criteria as a basis for rating classification; certain of such criteria no longer can be used in some states, and have been and are being challenged in the courts of other states.

  Clinton administration proposals to integrate the medical benefits portion of both workers compensation and automobile insurance into a general health care insurance system were not enacted during 1994 and, in fact, met with a certain amount of public resistance. The Company believes these recommendations were without merit but, at this time, cannot predict with certainty whether similar proposals will be forthcoming from the newly seated Congress. Additionally, some individual states are considering various health care reform proposals and the Company cannot predict the outcome of such initiatives at this time.

RECENT DEVELOPMENTS

  The Company announced on April 4, 1995 that Aetna Life & Casualty Company will offer coverage to homeowners insurance customers of GEICO as GEICO phases out its homeowners business over the next three years. The agreement will be ongoing, does not represent a one-time business sale by the Company and will have no significant impact on the Company's earnings in 1995. In 1994 homeowners' insurance policies constituted approximately 6% of the Company's premiums earned.

                            SELECTED FINANCIAL DATA

  The following table sets forth selected financial information for the Company and its consolidated subsidiaries. The data in the following table should be read in conjunction with the Company's consolidated financial statements and related notes thereto contained in the 1994 Form 10-K, which is incorporated by reference in this Prospectus.

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1994        1993        1992        1991        1990
                          ----------  ----------  ----------  ----------  ----------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
OPERATING RESULTS
Premiums................  $2,476,276  $2,283,488  $2,084,502  $1,888,368  $1,692,518
Net investment income...     201,790     201,851     201,526     191,226     177,087
Realized gains on
 investments............      12,898     120,584      98,535      29,331      19,587
Interest on loans
 receivable.............      10,347      11,519      16,528      20,019      23,606
Equity in earnings of
 unconsolidated
 affiliates.............         --        3,306       2,292       4,139       3,303
Other revenue...........      14,698      17,552      16,619      13,944      18,776
                          ----------  ----------  ----------  ----------  ----------
Total revenue...........   2,716,009   2,638,300   2,420,002   2,147,027   1,934,877
Total benefits and
 expenses...............   2,507,194   2,351,873   2,247,229   1,950,647   1,726,436
                          ----------  ----------  ----------  ----------  ----------
Net income before
 cumulative effect of
 changes in accounting
 principles.............     208,815     286,427     172,773     196,380     208,441
Cumulative effect of
 changes in accounting
 principles.............      (1,051)    (12,749)        --          --          --
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $  207,764  $  273,678  $  172,773  $  196,380  $  208,441
                          ==========  ==========  ==========  ==========  ==========
WEIGHTED AVERAGE SHARES
 OUTSTANDING............      69,992      71,417      72,387      72,855      76,397
PER SHARE RESULTS
Net income(1)...........  $     2.97  $     3.83  $     2.39  $     2.70  $     2.73
Common Stock dividends..  $     1.00  $     .680  $     .600  $     .456  $     .400
FINANCIAL CONDITION
Assets..................  $4,998,105  $4,831,440  $4,525,091  $4,242,193  $3,719,019
Short-term debt.........  $   91,848  $   83,093  $   96,608  $  105,990  $   68,895
Long-term debt..........  $  299,530  $  334,992  $  190,399  $  193,091  $  211,904
Shareholders' equity....  $1,445,941  $1,534,579  $1,292,511  $1,184,261  $  970,008
Common shares
 outstanding............      68,291      70,834      71,184      71,047      74,253
Book value per share....  $    21.17  $    21.66  $    18.16  $    16.67  $    13.06
SIGNIFICANT STATUTORY
 INDICATORS
PROPERTY AND CASUALTY
 OPERATIONS (2)
Surplus for protection
 of policyholders.......  $1,039,930  $  916,943  $  968,286  $1,104,564  $  811,628
Ratio of twelve months
 written premiums to
 surplus................       2.4:1       2.2:1       2.2:1       1.7:1       2.1:1
Loss ratio..............        82.1%       81.9%       84.8%       79.0%       80.8%
Expense ratio (3).......        14.3%       17.2%       15.3%       15.9%       15.2%
Underwriting ratio......        96.4%       99.1%      100.1%       94.9%       96.0%
Underwriting ratio after
 policyholder dividends.        96.4%       99.1%      100.1%       96.4%       96.4%
Adjusted ratios (4)
 Expense ratio..........                    15.6%
 Underwriting ratio.....                    97.5%

- --------
(1) The cumulative effect of changes in accounting reduced net income by $.01 in 1994 and $.18 in 1993.
(2) Property and Casualty includes GEICO, GEICO General, GEICO Indemnity, GEICO Casualty and Resolute.
(3) Expense ratios are calculated using underwriting expenses less net service charges, as related to premiums written.
(4) Adjusted ratios in 1993 are calculated to eliminate the effect of the change in accounting for advance premiums.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company and its consolidated subsidiaries as of December 31, 1994, and as adjusted for the issuance of, and the application of the net proceeds to the Company from, the sale of the Notes offered hereby. See "Use of Proceeds."

                                                                         AS
                                                           ACTUAL     ADJUSTED
                                                         ----------  ----------
                                                            (IN THOUSANDS)
Short-term debt:
  Short-term bank loans
    GEFCO (1)........................................... $   51,000  $   51,000
    Company (2).........................................     30,000         --
  Current portion of long-term debt.....................     10,848      10,848
                                                         ----------  ----------
      Total short-term debt.............................     91,848      61,848
                                                         ----------  ----------
Long-term debt, net of current portion:
  Bank loans of Employee Stock Ownership Plan (1)(3)....     39,902      39,902
  7.35% Debentures......................................    149,485     149,485
  9.15% Debentures......................................     99,643      99,643
  Mortgage note.........................................     10,500      10,500
  Notes offered hereby..................................        --      100,000
                                                         ----------  ----------
      Total long-term debt..............................    299,530     399,530
                                                         ----------  ----------
Shareholders' equity:
  Common Stock..........................................     71,565      71,565
  Paid-in surplus.......................................    169,084     169,084
  Unrealized appreciation of investments................     91,167      91,167
  Retained earnings.....................................  1,330,022   1,330,022
  Treasury Stock, at cost (4)...........................   (167,115)   (167,115)
  Unearned Employee Stock Ownership Plan shares (3).....    (48,782)    (48,782)
                                                         ----------  ----------
      Total shareholders' equity........................  1,445,941   1,445,941
                                                         ----------  ----------
      Total capitalization.............................. $1,837,319  $1,907,319
                                                         ==========  ==========

- --------
(1) Guaranteed by the Company.
(2) Short-term bank loans of the Company totaled $79.0 million at March 31, 1995.
(3) On March 31, 1995 the Employee Stock Ownership Plan borrowed an additional $15.0 million and used the funds to purchase $15.0 million of GEICO Corporation shares for the Employee Stock Ownership Plan.
(4) Subsequent to December 31, 1994 and as of March 31, 1995, the Company had purchased a net additional 333,354 shares of Treasury Stock for $16.0 million.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of the Company for the years and periods indicated:

                    YEARS ENDED DECEMBER 31,
                -----------------------------
                1994  1993   1992  1991  1990
                ----  -----  ----  ----  ----
                8.66  15.41  7.44  7.45  6.95

  For purposes of computing the foregoing ratios, earnings consist of net income before taxes less undistributed earnings of less than 50%-owned affiliates plus an adjustment to include 100% of pretax losses of unconsolidated subsidiaries plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (whether capitalized or expensed), amortization of debt discount and debt issuance expense, and a portion of rent representative of interest ( 1/3 of rent expense).

                                USE OF PROCEEDS

  The aggregate net proceeds to the Company from the sale of the Notes are
estimated to be approximately $   . The Company intends to use a portion of the
net proceeds to repay a 6.4% $30 million bank note due June 22, 1995, which was outstanding at December 31, 1994, and to repay short-term borrowings subsequent to December 31, 1994 under its existing line of credit consisting of a 6.13% $5 million borrowing due April 21, 1995 and a weighted average 6.37% $15 million borrowing due June 22, 1995. The Company has used this short-term debt in part to fund the purchase of the Company's Common Stock under the Company's current authorization to buy shares from time to time depending on market conditions. The remaining portion of the net proceeds would be available for investment in marketable securities and for other general corporate purposes, which may include purchases of the Company's Common Stock. Although, except as set forth in the preceding sentence, the Company has not identified the future uses of the net proceeds from the sale of the Notes, potential applications include, among other things, capital contributions to the insurance subsidiaries of the Company, which may be made in the event of large catastrophe losses due, in part, to the unavailability of reinsurance at what the Company considers a reasonable cost, and the repayment or repurchase of outstanding debt of the Company.

  Pending the foregoing applications, the net proceeds from the sale of the Notes will be invested in marketable securities.

                              DESCRIPTION OF NOTES

GENERAL

  The Notes are to be issued under an Indenture dated as of       , 1995 (the
"Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"). A copy of the form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions therein of terms not defined in this Prospectus. Wherever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made.

  The Notes will be unsecured obligations of the Company limited to $100,000,000 aggregate principal amount and will be pari passu with all other unsecured senior indebtedness of the Company. The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 or integral
multiples thereof and will bear interest from       , 1995, at a rate of     %
per annum. The Notes will mature on       , 2005.

  Interest on the Notes will be payable semiannually in arrears on        and
       of each year, commencing       , 1995, to holders of record of the Notes
at the close of business on the        or        immediately preceding such
       or       . Interest on the Notes will be computed on the basis of a 360-
day year of twelve 30-day months.

  Principal and interest are payable at the office of the Paying Agent, but, at the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The Notes are transferable and exchangeable at the office of the Registrar. The Company has initially appointed the Trustee as the Paying Agent and the Registrar. The Trustee's current address is 114 West 47th Street (15th Floor), New York, N.Y. 10036.

  The Company does not intend to apply for listing of the Notes on any securities exchange.

  The Company has no sinking fund obligations with respect to the Notes.

  The Company primarily conducts its operations through its subsidiaries. The rights of the Company and its creditors, including the holders of the Notes offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. As of December 31, 1994, the Company's subsidiaries had total aggregate assets (excluding equity investments made by such subsidiaries in other such subsidiaries) of approximately $4,393,500,000 and total aggregate liabilities of approximately $3,149,200,000.

CERTAIN COVENANTS

  Consolidation, Merger and Sale of Assets. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets as an entirety to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default has occurred and is continuing; and (iii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the Indenture. (Section 4.01.) The term "substantially all the assets" of the Company is not defined in the Indenture, but under New York law such term is generally interpreted to mean assets substantially in excess of 50% of the total assets of the Company and its consolidated subsidiaries.

  Limitations on Disposition of Stock of Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any shares of capital stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary) except for, subject to the covenant relating to consolidations, mergers and sales and conveyances of assets described in the immediately preceding paragraph, (i) a sale, transfer or other disposition of any capital stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary) to a wholly owned Subsidiary of the Company; (ii) a sale, transfer or other disposition of the entire capital stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary) held by the Company and its Subsidiaries for at least fair value (as determined by the Board of Directors of the Company acting in good faith); or (iii) a sale, transfer or other disposition of any capital stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary) for at least fair value (as determined by the Board of Directors of the Company acting in good faith) if, after giving effect thereto, the Company and its Subsidiaries would own at least 80% of the issued and outstanding voting stock of such Restricted Subsidiary (or Subsidiary). (Section 3.04.)

  The Company is not required pursuant to the Indenture to redeem or otherwise repurchase the Notes, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary). Furthermore, the Indenture does not provide for any restrictions on the Company's use of any such proceeds.

  Limitations upon Liens. The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money (all such indebtedness for borrowed money issued, assumed or guaranteed being "Debt") if such Debt is secured by a Lien upon any property or assets, whether now owned or hereafter acquired, of the Company or any Restricted Subsidiary or upon any shares of stock of a Restricted Subsidiary without in any such case effectively providing that the Notes (together with, if the Company shall so determine, any other Debt (or any bonds, debentures, notes, or other similar evidences of indebtedness, whether or not for borrowed money) of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Notes) shall be secured equally and ratably with or prior to such Debt, so long as such Debt shall be so secured, except that the foregoing restriction shall not apply to

    (i) Liens on property of, or on any shares of stock of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

    (ii) Liens on property or shares of stock existing at the time of acquisition thereof by the Company or any Restricted Subsidiary;

    (iii) Liens on property or shares of stock hereafter acquired (or, in the case of property, constructed (including construction of improvements or additions to improvements on existing property)) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within one year after such acquisition (or, in the case of property, the completion of such construction (including construction of improvements or additions to improvements on existing property) or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or, in the case of property (including construction of improvements or additions to improvements on existing property), the construction price) thereof;

    (iv) Liens in favor of the Company or any Restricted Subsidiary;

    (v) Liens in favor of the United States of America, any State thereof or the District of Columbia, or any political subdivision, agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

    (vi) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or a Restricted Subsidiary; and

    (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi), inclusive; provided, however, that
  (x) such extension, renewal or replacement Lien shall be limited to all or a part of the same property or shares of stock that secured the Lien extended, renewed or replaced (plus improvements (including additions to improvements) on such property) and (y) the Debt secured by such Lien at such time is not increased (except, with respect to a Lien on property, to the extent that additional Debt was incurred to provide for the payment of all or any part of the construction price of improvements or additions to improvements on such property).

Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Notes, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of such Debt secured pursuant to such exception (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of Consolidated Tangible Net Worth. (Section 3.03.)

  Based on the Company's December 31, 1994 balance sheet included in the 1994 Form 10-K, as of the date of this Prospectus the amount of Debt which the Company and its Restricted Subsidiaries would be permitted to secure pursuant to the exception set forth in the last sentence of the preceding paragraph would be approximately $144,433,000.

  The following definitions apply to the covenants described above:

    "Consolidated Tangible Net Worth" means, at any date, the total assets appearing on the most recently prepared consolidated balance sheet of the Company and its Subsidiaries as at the end of a fiscal quarter of the Company, prepared in accordance with generally accepted accounting principles consistently applied, less (a) the total liabilities appearing on such balance sheet, and (b) intangible assets. "Intangible assets" means the value (net of any applicable reserves), as shown on or reflected in such balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational and development costs (other than deferred policy acquisition costs); and (iii) unamortized debt discount and expense, less unamortized premium.

    "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

    "Restricted Subsidiary" means any Subsidiary which is incorporated under the laws of the United States of America, any State thereof or the District of Columbia, and which is a regulated insurance company principally engaged in one or more of the property, casualty and life insurance businesses; provided, however, that no Subsidiary shall be a Restricted Subsidiary if the total assets of such Subsidiary are less than 10% of the total assets of the Company and its consolidated Subsidiaries (including such Subsidiary) in each case as set forth on the most recently prepared balance sheets of such Subsidiary and the Company and its consolidated Subsidiaries, respectively, as at the end of a fiscal quarter of the Company or such Subsidiary, as applicable, and computed in accordance with generally accepted accounting principles.

    "Subsidiary" means a corporation of which a majority of the capital stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries. (Section 1.01.)

  Based on the Company's December 31, 1994 balance sheet included in the 1994 Form 10-K, as of the date of this Prospectus GEICO is the Company's only Restricted Subsidiary. As of December 31, 1994, GEICO held approximately 76% of the Company's consolidated total assets, and GEICO's net income for the year ended December 31, 1994 represented approximately 96% of the Company's consolidated net income during such period.

AMENDMENT AND WAIVER

  Subject to certain exceptions, the Indenture may be amended with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding, and any past default or compliance with any provision may be waived with the consent of the holders of at least a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or extend the time for payment of interest on any Note; (iii) reduce the principal of or extend the fixed maturity of any Note; (iv) change the currency for payment of principal of or premium or interest on any Note; (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Note; or (vi) waive certain payment defaults with respect to the Notes. (Section 8.02.) Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture (A) to cure any ambiguity, omission, defect or inconsistency, (B) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, (C) to provide for uncertificated Notes in addition to or in place of certificated Notes so long as such uncertificated Notes are in registered form for the purposes of the Internal Revenue Code, (D) to add guarantees of the Notes, (E) to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, (F) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and (G) to make any change that does not adversely affect the rights of any holder of the Notes. (Section 8.01.)

TRANSFER

  The Notes will be issued in registered form and will be transferable only upon the surrender to the Registrar of the Notes being transferred for registration of transfer. (Section 2.06.)

EVENTS OF DEFAULT

  An Event of Default as defined in the Indenture includes the occurrence of any of the following: (i) a default in the payment of principal of any Note when due at its stated maturity, upon declaration or otherwise; (ii) a default in the payment of interest on any Note when due, and such default continues for 30 days; (iii) a failure by the Company for 15 days after notice to comply with its obligations under the covenants described above under "Certain Covenants-- Consolidation, Merger and Sale of Assets" and "Certain Covenants--Limitations on Disposition of Stock of Restricted Subsidiaries"; (iv) a failure by the Company for 60 days after notice to comply with its other agreements contained in the Indenture; (v) the principal amount of any indebtedness of the Company or any Restricted Subsidiary for borrowed money is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of an event of default, the total amount of such indebtedness for borrowed money unpaid or accelerated exceeds $25,000,000 and such default continues for 15 days after notice; or (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Restricted Subsidiary. (Section 5.01.)

  If an Event of Default occurs and is continuing with respect to the Indenture, the Trustee or the holders of 25% in principal amount of the outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to such Notes and its consequences. (Section 5.02.)

  Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. Subject to such provisions for indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.05.)

  No holder of any Note may pursue any remedy with respect to the Indenture or the Notes, unless (i) such holder shall have given to the Trustee written notice of a continuing Event of Default with respect to the Notes; (ii) the holders of at least 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to pursue the remedy, and shall have offered the Trustee reasonable security or indemnity against any loss, liability or expense; (iii) within 60 days following the receipt of such request and offer of security and indemnity, the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request; and (iv) the Trustee shall have failed to comply with such request within such 60-day period. (Section 5.06.) Notwithstanding any other provision of the Indenture, the right of a holder of a Note to receive payment of the principal of and interest on such Note on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such holder. (Section 5.07.)

  The Company will deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers' Certificate stating whether such Officers have knowledge of any Default which may have occurred during such fiscal year. The Officers' Certificate shall describe such Default, its status and what action the Company is taking or proposes to take with respect thereto. (Section 3.05.)

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Indenture provides that when (i) the Company delivers to the Trustee all outstanding Notes for cancellation or (ii) all outstanding Notes have become due and payable and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity all outstanding Notes, including interest thereon, and if in either case the Company pays all other sums payable under the Indenture by the Company, then the Indenture shall cease to be of further effect, except for certain obligations, including those respecting the obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company. (Section 7.01.)

DEFEASANCE

  The Indenture provides that the Company at any time may terminate its obligations under the Indenture and the Notes ("defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes. (Section 7.01.)

  If the Company exercises its defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. (Section 7.01.)

  In order to exercise its defeasance option, the Company must (i) irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity; (ii) deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity; (iii) deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; (iv) comply with certain other conditions; and
(v) deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with. (Section 7.02.)

GOVERNING LAW

  The Indenture provides that it will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. (Section 9.09.)

CONCERNING THE TRUSTEE

  United States Trust Company of New York will act as Trustee for the Notes issued under the Indenture.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Salomon Brothers Inc (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, all the Notes. The Underwriting Agreement provides that, subject to the terms and conditions set forth therein, the Underwriter will be obligated to purchase all the Notes offered hereby if any Notes are purchased.

  The Underwriter has advised the Company that the Underwriter proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of . % of the principal amount of the Notes. The Underwriter may allow and such dealers may reallow to certain other dealers a concession not in excess of . % of such principal amount. After the initial public offering, the public offering price and such concessions may be changed.

  The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriter may be required to make in respect thereof.

  The Underwriter has advised the Company that it intends to make a market in the Notes, but it is not obligated to do so and may discontinue making a market at any time without notice. The Company currently has no intention to list the Notes on any securities exchange, and there can be no assurance given as to the liquidity of the trading market for the Notes.

  Warren E. Buffett, a Director and Chairman of the Executive Committee of the Underwriter, is the Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. ("Berkshire"). Berkshire and its subsidiaries own 6,633,600 shares of Common Stock and all the outstanding shares of Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") of Salomon Inc, the parent of the Underwriter. The Preferred Stock is entitled to 18,421,053 votes and, together with the Common Stock, constitutes approximately 24% of the votes entitled to be cast by the outstanding voting securities of Salomon Inc. The Preferred Stock is convertible into 18,421,053, or approximately 17%, of the outstanding shares of Common Stock of Salomon Inc. According to the most recent information available to the Company, Berkshire, through several of its subsidiaries, owns 34,250,000 shares, or approximately 50.2%, of the Company's outstanding Common Stock. According to the most recent information available to the Company, Mr. Buffett, his wife and a trust of which Mr. Buffett is a trustee, but in which he has no economic interest, own approximately 43.8% of the outstanding shares of Berkshire. In addition, Louis A. Simpson, Director and President and Chief Executive Officer--Capital Operations of the Company, is a Director of Salomon Inc. Mr. Simpson and members of his family own 950,119 shares, or approximately 1.4%, of the Company's outstanding Common Stock. Mr. Simpson also owns 25,000 shares of the Common Stock of Salomon Inc. As a result of the foregoing, the Underwriter may be deemed to be an affiliate of the Company. However, both the Underwriter and the Company disclaim such affiliate status. The Underwriter is nevertheless offering the Notes in compliance with the applicable provisions of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. The Underwriter has informed the Company that neither it nor the dealers will confirm sales to discretionary accounts without the prior specific written approval of the customer.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby will be passed upon for the Company by Charles R. Davies, Esq., Vice President and General Counsel of the Company. Certain legal matters will be passed upon for the Underwriter by Cravath, Swaine & Moore, New York, New York. Mr. Davies owns 8,929 shares of Common Stock of the Company. Samuel C. Butler is a director, and the Chairman of the Executive Committee and Human Resources Committee of the Board of Directors, of the Company and is a partner in the law firm of Cravath, Swaine & Moore. Mr. Butler, a member of his family, trusts for the benefit of members of his family and trusts of which he is a trustee own 55,000 shares of Common Stock of the Company.

                                    EXPERTS

  The consolidated financial statements of GEICO Corporation at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1994, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report, which includes an explanatory paragraph regarding the adoption of certain new accounting standards in 1994 and 1993, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1994, and have been so incorporated in reliance upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
GEICO Corporation..........................................................    3
Selected Financial Data....................................................    6
Capitalization.............................................................    7
Ratio of Earnings to Fixed Charges.........................................    7
Use of Proceeds............................................................    8
Description of Notes.......................................................    8
Underwriting...............................................................   13
Legal Matters..............................................................   14
Experts....................................................................   14

$100,000,000

GEICO CORPORATION

    % NOTES DUE 2005





- -----------------------------------
SALOMON BROTHERS INC
- -------------------------------------------

PROSPECTUS

DATED       , 1995

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                                [ALTERNATE PAGE]

PROSPECTUS      SUBJECT TO COMPLETION, DATED APRIL 12, 1995

$100,000,000

GEICO CORPORATION

    % NOTES DUE 2005

The     % Notes Due 2005 (the "Notes") will mature on       , 2005. Interest on
the Notes is payable semiannually on        and       , commencing      , 1995.
The Notes will not be entitled to any sinking fund. GEICO Corporation (the "Company") currently has no intention to list the Notes on any securities exchange, and there can be no assurance given as to the liquidity of the trading market for the Notes.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is to be used by Salomon Brothers Inc ("Salomon") in connection with offers and sales of the Notes in market-making transactions in the over-the-counter market, in private transactions or otherwise at negotiated prices related to prevailing market prices at the time of sale. Salomon may act as principal or agent in such transactions.

- --------------------
SALOMON BROTHERS INC
- ----------------------------------------------------------------

The date of this Prospectus is       , 1995.

                                                                [ALTERNATE PAGE]

  THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA HAS NEITHER APPROVED NOR DISAPPROVED OF THE OFFERING IN QUESTION, NOR HAS THE COMMISSIONER ACTED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Sections 13 and 15(d) thereof and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange Incorporated ("PSE"), 115 Sansome Street, 2nd Floor, San Francisco, California 94104. The Company's Common Stock is listed on both the NYSE and the PSE.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Notes. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company heretofore filed by it with the Commission are hereby incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "1994 Form 10-K"); and

    (b) The Company's Form SE dated March 30, 1995.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering of the Notes are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                                                [ALTERNATE PAGE]

                              PLAN OF DISTRIBUTION

  This Prospectus is to be used by Salomon in connection with offers and sales of the Notes in market-making transactions in the over-the-counter market, in private transactions or otherwise at negotiated prices related to prevailing market prices at the time of sale. Salomon may act as principal or agent in such transactions.

  Warren E. Buffett, a Director and Chairman of the Executive Committee of the Underwriter, is the Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. ("Berkshire"). Berkshire and its subsidiaries own 6,633,600 shares of Common Stock and all the outstanding shares of Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") of Salomon Inc, the parent of the Underwriter. The Preferred Stock is entitled to 18,421,053 votes, and, together with the Common Stock, constitutes approximately 24% of the votes entitled to be cast by the outstanding voting securities of Salomon Inc. The Preferred Stock is convertible into 18,421,053, or approximately 17% of the outstanding shares of Common Stock of Salomon Inc. According to the most recent information available to the Company, Berkshire, through several of its subsidiaries, owns 34,250,000 shares, or approximately 50.2%, of the Company's outstanding Common Stock. According to the most recent information available to the Company, Mr. Buffett, his wife and a trust of which Mr. Buffett is a trustee, but in which he has no economic interest, own approximately 43.8% of the outstanding shares of Berkshire. In addition, Louis A. Simpson, Director and President and Chief Executive Officer--Capital Operations of the Company, is a Director of Salomon Inc. Mr. Simpson and members of his family own 950,119 shares, or approximately 1.4%, of the Company's outstanding Common Stock. Mr. Simpson also owns 25,000 shares of the Common Stock of Salomon Inc. As a result of the foregoing, the Underwriter may be deemed to be an affiliate of the Company. However, both the Underwriter and the Company disclaim such affiliate status. The Underwriter is nevertheless offering the Notes in compliance with the applicable provisions of Schedule E of the National Association of Securities Dealers, Inc. By-Laws. The Underwriter has informed the Company that neither they nor the dealers will confirm sales to discretionary accounts without the prior specific written approval of the customer.

  Salomon acted as the underwriter in connection with the original offering of the Notes and received an underwriting discount in the aggregate amount of
$          .

                                                                [ALTERNATE PAGE]
NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY SALOMON. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY
TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................
Incorporation of Certain Documents by Reference............................
GEICO Corporation..........................................................
Selected Financial Data....................................................
Ratio of Earnings to Fixed Charges.........................................
Description of Notes.......................................................
Plan of Distribution.......................................................
Experts....................................................................

$100,000,000

GEICO CORPORATION

    % NOTES DUE 2005


- ----------------------------------
SALOMON BROTHERS INC
- ------------------------------------------------

PROSPECTUS

DATED     , 1995

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Securities and Exchange Commission registration fee............. $ 34,483
      National Association of Securities Dealers, Inc. filing fee.....   10,500
      Trustee's fees and expenses.....................................   25,000*
      Printing and engraving expenses.................................   15,200*
      Rating Agency fees..............................................   90,000*
      Accountants' fees and expenses..................................   35,000*
      Blue Sky fees and expenses......................................    5,000*
      Miscellaneous...................................................   20,000*
                                                                       --------
          Total....................................................... $235,000*
                                                                       ========

- --------
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Subsection (b) of Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  Article Xl of the Company's Bylaws provides that the Company shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person (an "Indemnitee") who is or was a director or officer of the Company and who is or was involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding (except with respect to a Proceeding that was commenced by such director or officer (with certain exceptions)). The Bylaws further provide that such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

  The Company maintains directors' and officers' liability insurance against certain liabilities in the amount of $15,000,000.

  Reference is made to Section 8 of the Form of Underwriting Agreement filed as
Exhibit 1 to this Registration Statement.

ITEM 16. EXHIBITS

EXHIBIT NO.  DESCRIPTION
- -----------  -----------
     1       Form of Underwriting Agreement*
     4(a)    Form of Indenture between the Company and United States Trust Company of
             New York, as Trustee*
     4(b)    Form of Notes (included in Exhibit 4(a))*
     5       Opinion of Charles R. Davies, Esq., as to validity of Notes*
    12       Statement of Computation of Ratio of Earnings to Fixed Charges*
    23(a)    Consent of Charles R. Davies, Esq. (included in Exhibit 5)*
    23(b)    Consent of Coopers & Lybrand L.L.P., independent public accountants
    24       Power of Attorney (included on signature page of this Registration
             Statement)*
    25       Statement of Eligibility of Trustee*
    28       Information from reports furnished to state insurance regulatory authorities (incorporated by reference to Exhibit 29 (filed pursuant to a
             Form SE dated March 30, 1995, filed on March 30, 1995) to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1994
             (File No. 1-8012))

- --------

*Previously filed on April 6, 1995.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
  1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that the undertakings set forth in paragraphs (a) and
  (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to either Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (5) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE COUNTY OF MONTGOMERY, STATE OF MARYLAND, ON THE 12TH DAY OF APRIL, 1995.

                                          GEICO Corporation

                                                   /s/ Louis A. Simpson
                                          By __________________________________
                                                     Louis A. Simpson
                                               President and Chief Executive
                                                Officer-- Capital Operations

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----
        /s/ Olza M. Nicely*
- ------------------------------------
           OLZA M. NICELY            President and Chief
                                      Executive Officer--
                                      Insurance Operations and
                                      Director                       April 12, 1995
        /s/ Louis A. Simpson
- ------------------------------------
          LOUIS A. SIMPSON           President and Chief
                                      Executive Officer--Capital
                                      Operations and Director        April 12, 1995
     /s/ W. Alvon Sparks, Jr.*
- ------------------------------------
        W. ALVON SPARKS, JR.         Executive Vice President and
                                      Chief Financial Officer
                                      (Principal Financial
                                      Officer) and Director          April 12, 1995
        /s/ Thomas M. Wells*
- ------------------------------------
          THOMAS M. WELLS            Group Vice President and
                                      Controller (Principal
                                      Accounting Officer)            April 12, 1995
    /s/ John H. Bretherick, Jr.*
- ------------------------------------
      JOHN H. BRETHERICK, JR.        Director                        April 12, 1995
        /s/ Norma E. Brown*
- ------------------------------------
           NORMA E. BROWN            Director                        April 12, 1995

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----
       /s/ Samuel C. Butler*
- ------------------------------------
          SAMUEL C. BUTLER           Director                        April 12, 1995

- ------------------------------------
           JAMES E. CHEEK            Director                        April   , 1995
        /s/ A. James Clark*
- ------------------------------------
           A. JAMES CLARK            Director                        April 12, 1995
        /s/ Delano E. Lewis*
- ------------------------------------
          DELANO E. LEWIS            Director                        April 12, 1995
        /s/ Coleman Raphael*
- ------------------------------------
          COLEMAN RAPHAEL            Director                        April 12, 1995

- ------------------------------------
          WILLIAM J. RUANE           Director                        April   , 1995
- ------------------------------------
          W. REID THOMPSON           Director                        April   , 1995
        /s/ Louis A. Simpson
- ------------------------------------
          LOUIS A. SIMPSON
         * ATTORNEY IN FACT                                          April 12, 1995

                               INDEX TO EXHIBITS

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
       1     Form of Underwriting Agreement*
       4(a)  Form of Indenture between the Company and United States Trust Company of
             New York, as Trustee*
       4(b)  Form of Notes (included in Exhibit 4(a))*
       5     Opinion of Charles R. Davies, Esq., as to validity of Notes*
      12     Statement of Computation of Ratio of Earnings to Fixed Charges*
      23(a)  Consent of Charles R. Davies, Esq. (included in Exhibit 5)*
      23(b)  Consent of Coopers & Lybrand L.L.P., independent public accountants
      24     Power of Attorney (included on signature page of this Registration
             Statement)*
      25     Statement of Eligibility of Trustee*
      28     Information from reports furnished to state insurance regulatory authorities (incorporated by reference to Exhibit 29 (filed pursuant to a
             Form SE dated March 30, 1995, filed on March 30, 1995) to the
             Company's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1994 (File No. 1-8012))

- --------

*Previously filed on April 6, 1995.